Exhibit 99.1

News Release

Rockwell Collins third quarter EPS from continuing operations increases 12% to $1.33

CEDAR RAPIDS, Iowa (July 24, 2015) - Rockwell Collins, Inc. (NYSE: COL) today reported third quarter fiscal year 2015 earnings per share from continuing operations increased 12% to $1.33 compared to $1.19 in the prior year. Total sales for the third quarter of fiscal year 2015 were $1.293 billion, a 2% increase from the same period in fiscal year 2014. Cash provided by operating activities for the first nine months of fiscal 2015 totaled $341 million, an increase of $76 million, or 29%, compared to the $265 million reported for the first nine months last year.

"This was a solid quarter of execution, highlighted by double digit earnings per share growth, as well as strong cash flow and operating margin performance," said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg.  “I'm particularly pleased with our operating margin performance in spite of relatively weak commercial aftermarket sales and headwinds associated with foreign currency rates. As we look forward to the balance of the year, we are narrowing the range of expected performance in our outlook for fiscal 2015."

Following is a discussion of fiscal year 2015 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2015 third quarter results as summarized below.

(dollars in millions)	Q3 FY15	Q3 FY14	Inc/(Dec)
Commercial Systems sales
Original equipment	$373	$338	10%
Aftermarket	225	228	(1)%
Wide-body in-flight entertainment	13	17	(24)%
Total Commercial Systems sales	$611	$583	5%

Operating earnings	$141	$130	8%
Operating margin rate	23.1%	22.3%	80 bps

•
Original equipment sales increased due to higher customer funded development program sales, improved share of airline selectable equipment, higher deliveries in support of the A350 and Legacy 500 entry into service, and higher hardware sales for Chinese regional aircraft.

•	Aftermarket sales decreased primarily due to lower spares provisioning for the Boeing 787 program partially offset by higher regulatory mandate sales.

•	Operating earnings and operating margin increased primarily due to higher sales volume and favorable contract adjustments.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world.

Results from the third quarter of 2015 are summarized below.

(dollars in millions)	Q3 FY15	Q3 FY14	Inc/(Dec)
Government Systems sales
Avionics	$328	$317	3%
Communication products	107	107	—%
Surface solutions	43	68	(37)%
Navigation products	52	43	21%
Total Government Systems sales	$530	$535	(1)%

Operating earnings	$108	$112	(4)%
Operating margin rate	20.4%	20.9%	(50) bps

•	Avionics sales increased due to higher hardware deliveries for rotary wing aircraft and higher KC-10 retrofit sales, partially offset by lower simulation and training sales.

•	Communication products sales were flat with the prior year, primarily driven by higher data link development program sales offset by lower deliveries of Joint Tactical Radio System Manpack radios.

•	Surface solutions sales decreased due to lower deliveries of Firestorm targeting systems and lower development sales for the Common Range Integrated Instrumentation System program.

•	Navigation products sales increased primarily due to development effort on modernized GPS products.

•
Changes in foreign currency rates, primarily the strengthening of the U.S. dollar, resulted in a $12 million reduction to Government Systems sales for the third quarter of fiscal year 2015 when compared to the same quarter in the prior year. The $12 million reduction is included within the Government Systems sales categories above.

•	Operating earnings and operating margin decreased due to lower sales as well as higher investment in company-funded R&D expense and higher bid and proposal costs.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity. Results from the third quarter of 2015 are summarized below.

(dollars in millions)	Q3 FY15	Q3 FY14	Inc/(Dec)
Information Management Services sales	$152	$146	4%

Operating earnings	$23	$21	10%
Operating margin rate	15.1%	14.4%	70 bps

•	IMS sales increased primarily due to 8% growth in aviation related businesses including GLOBALinkSM and ARINCDirectSM, partially offset by lower sales due to the exit of certain government programs.

•
IMS operating earnings and operating margin increased primarily due to the higher sales volume and the absence of certain licensing costs incurred in the prior year, partially offset by higher business development costs.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate was 24.9% for the third quarter of 2015 compared to a rate of 28.8% for the same period last year. The lower current year effective income tax rate from continuing operations was primarily due to favorable adjustments related to the remeasurement of certain prior year tax positions.

Cash Flow
Cash provided by operating activities was $341 million for the first nine months of fiscal year 2015, compared to $265 million in the first nine months of fiscal year 2014. The increase in cash provided by operating activities was due primarily to higher earnings and lower income tax payments.

During the third quarter of 2015, the company repurchased 0.9 million shares of common stock at a total cost of $88 million. The company also paid a dividend on its common stock of 33 cents per share, or $43 million, in the third quarter of 2015.

Fiscal Year 2015 Outlook

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2015, which has been updated from the guidance previously provided on April 23, 2015:

•	Total sales	$5.25 billion to $5.30 billion (From $5.2 billion to $5.3 billion)
•	Total segment operating margins	About 21.0% (From 20.5% to 21.5%)
•	Earnings per share	$5.15 to $5.25 (From $5.10 to $5.30)
•	Cash flow from operations	$725 million to $775 million (From $700 million to $800 million)
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	About 28% (From 28% to 29%)

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Conference Call and Webcast Details
Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 24, 2015. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Rockwell Collins’ Pro Line Fusion® flight deck lands on new Beechcraft King Air turboprops
Pilots flying new Beechcraft King Air 350i, 250 and C90GTx turboprops from Textron Aviation Inc. will experience intuitive, eyes-forward flying with its Pro Line Fusion® flight deck. Aircraft deliveries are expected to begin later this summer starting with the King Air 250.

Data Link Solutions Awarded $478.6 Million Contract for Production of MIDS JTRS Terminals
Data Link Solutions, a joint venture between BAE Systems and Rockwell Collins, was awarded a maximum potential $478.6 million indefinite-delivery/indefinite-quantity contract from the Space and Naval Warfare Systems Command for the production, development and sustainment of Multifunctional Information Distribution System Joint Tactical Radio Systems terminals.

Airbus Helicopters, Vector Aerospace and Rockwell Collins sign Pro Line Fusion® cockpit upgrade agreement
Airbus Helicopters, Vector Aerospace and Rockwell Collins entered into an agreement to jointly develop and market the scalable and flexible Pro Line Fusion integrated avionics solution to upgrade Airbus Helicopters platforms.

Rockwell Collins to provide advanced cabin management and HD entertainment system on Dassault’s new Falcon Jet 5X, 8X
Rockwell Collins was selected to provide the FalconCabin HD+ cabin management and entertainment system for Dassault’s new Falcon Jet 5X and Falcon Jet 8X business aircraft. With this selection, Rockwell Collins builds upon its role as Dassault’s sole cabin system supplier for its entire new aircraft fleet.

Star Air to upgrade Boeing 767 fleet with Rockwell Collins’ large format flight displays
Rockwell Collins' large-format flight displays, inspired by the same display system found on Boeing 787 Dreamliner airplanes, have been selected by Denmark-based Star Air for its fleet of 11 Boeing 767-200BDSF cargo airplanes.

Rockwell Collins equipment selected by the following airlines:

•
Rockwell Collins’ PAVES™ Broadcast in-flight entertainment and Airshow® 3D Moving Map systems will be featured on 15 new Next-Generation Boeing 737 aircraft on lease by China Eastern Airlines. Deliveries are expected to begin in late 2015.

•
ALAFCO Aviation Lease and Finance Company, based in Kuwait, selected a suite of Rockwell Collins avionics, including MultiScan ThreatTrack™ weather radar and Multi-Mode Receiver, for 85 A320 NEO aircraft. In addition, ALAFCO is provisioning its A320 NEO fleet for Rockwell Collins’ PAVES™ Overhead Broadcast and PAVES Wireless Content Distribution inflight entertainment system. Deliveries will begin in 2017.

•
Cathay Pacific Airways Ltd selected Rockwell Collins’ new visual system that combines the JVC Kenwood VS2500 laser-hybrid projector with Rockwell Collins’ industry-leading EP®-8000 image generator. The new visual system will be installed on the airline’s first Airbus A350 XWB full flight simulator next month in Hong Kong.

Rockwell Collins information management services were selected by the following:

•
Mactan Cebu International Airport has selected Rockwell Collins' ARINC vMUSE for improved passenger processing. In two separate agreements, Rockwell Collins’ ARINC GLOBALink has been selected by Korea Airports Corporation and Korea’s T’Way Air.

•
Rwanda’s national carrier, RwandAir, selected Rockwell Collins’ ARINC common use passenger processing systems and related technologies to support the airline’s strong passenger growth. Under a new, five-year contract, RwandAir will implement the company’s ARINC vMUSE™ common use check-in platform, ARINC AirVue Flight Information Display System and AirDB 7, the latest generation ARINC Airport Operational Database system.

•
Colombia’s Department of Immigration has chosen Rockwell Collins’ ARINC Border Management solution to improve immigration and border control at airports throughout the country. The agreement, which is the company’s first in South America, will allow Colombian government officials to use Advanced Passenger Information (API) data to improve clearance, combat smuggling and fight illegal immigration at border control points. API data provides pre-arrival and departure information on all passengers and crew members.

Rockwell Collins begins worldwide customer evaluation of ARINC MultiLink flight tracking service
Rockwell Collins and nine undisclosed airlines from around the world have launched a trial program for the new ARINC MulitLinkSM flight tracking service. The service, which was announced in March, offers a comprehensive and cost-effective global flight tracking solution for the world’s airlines.

Boeing selects Rockwell Collins for Canadian CH-147 service and support
The Boeing Company has awarded Rockwell Collins a contract to provide avionics service and support for the Royal Canadian Air Force’s fleet of 15 CH-147F helicopters.

Rockwell Collins selected by Airbus to provide wireless EFB solution
Rockwell Collins was selected by Airbus to provide the Electronic Flight Bag interface and communication unit for Airbus A320 and A330 aircraft families. The optional system for airlines, exclusively provided by Rockwell Collins, will be available and certified next year.

Rockwell Collins’ Talon radio selected by Embraer for Brazilian Air Force I-X Project
Rockwell Collins’ Talon radio was selected by Embraer for the Brazilian Air Force I-X Project. Under the terms of the agreement, Rockwell Collins will provide Talon radios for six Embraer Legacy 500 aircraft, which also feature Rockwell Collins’ Pro Line Fusion® avionics. Under the Brazilian Air Force I-X Project, the Legacy 500 aircraft will be used for flight inspection and airport calibration missions.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2015	2014	2015	2014
Sales
Commercial Systems	$611	$583	$1,798	$1,660
Government Systems	530	535	1,606	1,604
Information Management Services	152	146	456	313
Total sales	$1,293	$1,264	$3,860	$3,577

Segment operating earnings
Commercial Systems	$141	$130	$408	$368
Government Systems	108	112	328	328
Information Management Services	23	21	66	41
Total segment operating earnings	272	263	802	737

Interest expense	(15)	(15)	(45)	(43)
Stock-based compensation	(5)	(5)	(17)	(17)
General corporate, net	(15)	(14)	(44)	(45)
Gain on divestiture of business	—	—	—	10
ARINC transaction costs	—	—	—	(13)
Income from continuing operations before income taxes	237	229	696	629
Income tax expense	(59)	(66)	(186)	(184)

Income from continuing operations	178	163	510	445
(Loss) from discontinued operations, net of taxes (1)	—	(5)	(8)	(8)
Net income	$178	$158	$502	$437

Diluted earnings per share:
Continuing operations	$1.33	$1.19	$3.81	$3.25
Discontinued operations	—	(0.04)	(0.06)	(0.06)
Diluted earnings per share	$1.33	$1.15	$3.75	$3.19

Weighted average diluted shares outstanding	133.6	136.9	133.9	136.9

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. In addition, on March 10, 2015, the Company sold ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of DataPath and ASES have been classified as discontinued operations.

The following tables summarize sales by category for the three and nine months ended June 30, 2015 and 2014 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2015	2014	2015	2014
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$202	$181	$597	$509
Aftermarket	122	127	389	379
Wide-body in-flight entertainment	13	17	44	54
Total air transport aviation electronics	337	325	1,030	942

Business and regional aviation electronics:
Original equipment	171	157	477	432
Aftermarket	103	101	291	286
Total business and regional aviation electronics	274	258	768	718
Total Commercial Systems sales	$611	$583	$1,798	$1,660

Commercial Systems sales:
Total original equipment	$373	$338	$1,074	$941
Total aftermarket	225	228	680	665
Wide-body in-flight entertainment	13	17	44	54
Total Commercial Systems sales	$611	$583	$1,798	$1,660

Government Systems Sales:
Avionics	$328	$317	$1,009	$967
Communication products	107	107	309	327
Surface Solutions	43	68	147	182
Navigation products	52	43	141	128
Total Government Systems Sales	$530	$535	$1,606	$1,604

Information Management Services sales	$152	$146	$456	$313

Total sales	$1,293	$1,264	$3,860	$3,577

The following table summarizes total Research and Development Investment by segment and funding type for the three and nine months ended June 30, 2015 and 2014 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2015	2014	2015	2014
Research and Development Investment
Customer-funded:
Commercial Systems	$47	$37	$131	$86
Government Systems	98	85	293	266
Information Management Services	3	3	7	5
Total Customer-funded	148	125	431	357

Company-funded:
Commercial Systems	40	43	138	140
Government Systems	20	18	62	53
Information Management Services (1)	—	1	1	1
Total Company-funded	60	62	201	194
Total Research and Development Expense	208	187	632	551

Increase in Pre-production Engineering Costs, Net	34	43	99	132
Total Research and Development Investment	$242	$230	$731	$683

Percent of Total Sales	18.7%	18.2%	18.9%	19.1%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$294	$323
Receivables, net	1,112	1,033
Inventories, net (1)	1,844	1,709
Current deferred income taxes	8	9
Business held for sale	—	15
Other current assets	120	115
Total current assets	3,378	3,204

Property	933	919
Goodwill	1,868	1,863
Intangible assets	672	688
Long-term deferred income taxes	56	101
Other assets	323	288
Total assets	$7,230	$7,063

Liabilities and equity
Short-term debt	$745	$504
Accounts payable	430	535
Compensation and benefits	259	256
Advance payments from customers	361	359
Accrued customer incentives	234	202
Product warranty costs	94	104
Liabilities associated with business held for sale	—	16
Other current liabilities	219	222
Total current liabilities	2,342	2,198

Long-term debt, net	1,667	1,663
Retirement benefits	956	1,096
Other liabilities	210	217
Equity	2,055	1,889
Total liabilities and equity	$7,230	$7,063

(1) Inventories, net is comprised of the following:
	June 30, 2015	September 30, 2014
Inventories, net:
Production inventory	$869	$833
Pre-production engineering costs	975	876
Total Inventories, net	$1,844	$1,709

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Nine Months Ended
	June 30
	2015	2014 (1)
Operating Activities:
Net income	$502	$437
Loss from discontinued operations, net of tax	(8)	(8)
Income from continuing operations	510	445
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	—	(10)
Depreciation	114	102
Amortization of intangible assets and pre-production engineering costs	75	58
Stock-based compensation expense	17	17
Compensation and benefits paid in common stock	37	37
Excess tax benefit from stock-based compensation	(12)	(5)
Deferred income taxes	44	81
Pension plan contributions	(66)	(66)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(108)	38
Production inventory	(72)	(95)
Pre-production engineering costs	(134)	(156)
Accounts payable	(73)	(18)
Compensation and benefits	9	(77)
Advance payments from customers	12	(23)
Accrued customer incentives	32	—
Product warranty costs	(8)	(10)
Income taxes	28	(55)
Other assets and liabilities	(64)	2
Cash Provided by Operating Activities from Continuing Operations	341	265
Investing Activities:
Property additions	(155)	(115)
Acquisition of businesses, net of cash acquired	(24)	(1,405)
Acquisition of intangible assets	—	(1)
Proceeds from business divestitures	—	24
Other investing activities	(8)	—
Cash (Used for) Investing Activities from Continuing Operations	(187)	(1,497)
Financing Activities:
Purchases of treasury stock	(330)	(111)
Cash dividends	(123)	(122)
Repayment of debt	—	(200)
Increase in short-term commercial paper borrowings, net	241	620
Increase in long-term borrowings	—	1,089
Proceeds from the exercise of stock options	48	35
Excess tax benefit from stock-based compensation	12	5
Other financing activities	(1)	—
Cash (Used for) Provided by Financing Activities from Continuing Operations	(153)	1,316

(Continued on next page)

	Nine Months Ended
	June 30
	2015	2014 (1)
Effect of exchange rate changes on cash and cash equivalents	(19)	3
Discontinued Operations:
Operating activities	(14)	(28)
Investing activities	3	—
Cash (used for) discontinued operations	(11)	(28)
Net Change in Cash and Cash Equivalents	(29)	59
Cash and Cash Equivalents at Beginning of Period	323	391
Cash and Cash Equivalents at End of Period	$294	$450

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath). The results for the nine months ended June 30, 2014 have been reclassified to reflect the cash flows of DataPath as discontinued operations. In addition, on March 10, 2015, the Company sold ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of DataPath and ASES have been classified as discontinued operations.